Exhibit 99.1

ACQUISITION OF THE CONTROLLING INTEREST
OF HPL CONSOLIDATION LP,
THE ENTITY OWNING THE HPL COMPANIES

Strategic Fit:

The acquisition of HPL enhances our ability to move gas to several major market hubs in Texas including the Houston Ship Channel. The addition of the Bammel Storage facility complements our existing operations and combined with our other storage assets allows us to offer more natural gas services and markets throughout the state. In addition, this acquisition allows the company to be a future pipeline participant in one or more of the LNG facilities that may be constructed along the Texas Gulf Coast.

Timing:

We have previously stated publicly that HPL was a strategic target acquisition for us and complimented our existing assets. We have continuously performed due diligence on the assets and monitored their performance, including our use of outside consultants, with the hopes of one day having the opportunity to own the assets. On January 20, 2005, we were invited into the negotiation process. It was a requirement by the seller that the transaction be closed by the end of January 2005. Given our prior knowledge of the HPL system, we felt very comfortable with our due diligence, which further gave us an advantage in the process. We negotiated a Purchase Sale Agreement, completed our due diligence, signed definitive agreements and closed the transaction on January 26, 2005. The sales process was controlled by HPL and at the time of the closing of the bond offering we had no dialog with the seller.

Financial Impact:

With respect to the financial aspect of the transaction, as announced in our press release the Partnership paid $825 million subject to working capital adjustments. This was financed through a combination of borrowings and a private placement of $350 million of Partnership common units.

We felt that raising $350 million of equity at closing was a strong statement by management regarding our commitment to maintain a strong balance sheet. It is our goal to preserve our leverage ratio, based on projected EBITDA, at or near where it was before the HPL transaction of approximately 3.1x.

Also included in our press release we indicated our intention, as soon as practical, to repay a portion of the debt incurred for the HPL transaction through proceeds from other equity offerings or equity private placements. As Fitch stated in their press release, we expect to permanently fund the HPL transaction with at least 50% equity financing.

Our guidance of $.40 to $.50 per common unit of distributable cash flow on an annual basis equates to projected EBITDA for HPL of approximately $110 million at the low end of the range. Our EBITDA projection for fiscal 2006, which assumes operation of all of our assets for a full twelve months, is approximately $480 million.

We are not ruling out going to the public bond market at some point in the future, but if we do so it will likely be at a different point on the yield curve such that we are not adding additional ten year debt.

Rating Agencies:

We have discussed the HPL transaction with Fitch Ratings.

After their preliminary review of the HPL transaction and gaining an understanding of our transaction capitalization plan, Fitch reaffirmed Energy Transfer Partners, L.P.’s investment grade rating of BBB- with a stable outlook.

It is important to us to maintain our investment grade rating and we have structured the acquisition of Houston Pipeline accordingly. In addition, our anticipated timing of approaching Standard and Poors and Moody’s has not changed.